Exhibit 99.1
FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Elyse Lorenzato – (724) 741-8525

PNC’s Gregory B. Jordan Elected to MSA Board of Directors

PITTSBURGH, February 26, 2019 – The Board of Directors of global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced that Gregory B. Jordan, executive vice president, general counsel and chief administrative officer of The PNC Financial Services Group, Inc. (NYSE: PNC), has been elected to MSA’s Board of Directors. Mr. Jordan was elected as part of the company’s Board succession plan for director retirement.

Prior to joining PNC, Mr. Jordan served as the global managing partner of Reed Smith LLP, and chairman of the senior management team and executive committee. During his tenure as managing partner, Reed Smith completed a series of combinations in the U.S., Europe, the Middle East and Asia, to become one of the largest legal services firms in the world.

“We’re very pleased to have the opportunity to add Greg to the MSA Board,” said William M. Lambert, MSA Chairman. “Greg’s broad legal and management experience provides our team with greater depth and expertise in each of those areas. In addition, his success in developing Reed Smith into one of the world’s largest providers of legal services, combined with his leadership responsibilities at one of the world’s most recognized financial institutions, adds a level of perspective that I know will serve MSA, our Board, and our shareholders very well in the years to come,” he said.

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As general counsel and chief administrative officer of The PNC Financial Services Group, Mr. Jordan is responsible for all legal functions for the corporation and leads PNC’s relationship with the government, including its regulatory affairs, regulatory policy and government affairs operations. Mr. Jordan also is responsible for PNC’s Corporate Ethics Office, The PNC Foundation, Community Affairs, the Office of the Regional Presidents and Corporate Communications.

In addition to his PNC responsibilities, Mr. Jordan serves as a board member of Highmark Health and Highmark, Inc., the Pro Bono Institute and the Extra Mile Education Foundation. He also chairs the board of the Manchester Bidwell Corporation and the board of trustees of Bethany College. In addition, Mr. Jordan is the PNC observer of the board of directors of BlackRock, Inc.

Mr. Jordan earned his bachelor's degree from Bethany College and is a graduate of the University of Pittsburgh School of Law.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2018 revenues of $1.4 billion, MSA employs approximately 4,800 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

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